Exhibit 5

Faegre Baker Daniels LLP

2200 Wells Fargo Center 90 South Seventh Street

Minneapolis Minnesota 55402-3901

Phone +1 612 766 7000

Fax +1 612 766 1600

March 18, 2015

Wells Fargo & Company

420 Montgomery Street

San Francisco, California 94104

Ladies and Gentlemen:

We have acted as counsel for Wells Fargo & Company, a Delaware corporation (the “Company”), in connection with the preparation of a Registration Statement on Form S-3 (the “Registration Statement”) of the Company filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to the proposed offer and sale from time to time of unsecured unsubordinated debt securities (the “Securities”) of the Company. The Securities may be offered in amounts, at prices, and on terms to be set forth in the prospectus and one or more supplements to the prospectus (collectively, the “Prospectus”) constituting a part of the Registration Statement, and in the Registration Statement.

The Securities are to be issued under the senior indenture filed as Exhibit 4(a) to the Registration Statement, as supplemented by the Fourth Supplemental Indenture filed as Exhibit 4(b) to the Registration Statement (as so supplemented, the “Senior Indenture”), entered into by the Company and Citibank, N.A., as trustee (the “Trustee”).

Certain terms of the Securities to be issued by the Company from time to time will be approved by the Board of Directors of the Company or a committee thereof or certain authorized officers of the Company as part of the corporate action taken and to be taken (the “Corporate Proceedings”) in connection with issuance of the Securities. We have examined or are otherwise familiar with the Restated Certificate of Incorporation of the Company (the “Certificate of Incorporation”), the By-Laws of the Company (as amended through January 25, 2011, the “Bylaws”), the Registration Statement, such of the Corporate Proceedings that have occurred as of the date hereof, and such other documents, records and instruments as we have deemed necessary or appropriate for the purposes of this opinion.

Based upon the foregoing and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that: (i) the Senior Indenture is a valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms, and (ii) upon the completion of all required Corporate Proceedings and the due execution, issuance,

Wells Fargo & Company

March 18, 2015

and delivery by the Company, and the due authentication by the Trustee, of any Securities, such Securities will constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms, in the case of each of clause (i) and (ii), subject to applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance, receivership or other laws affecting creditors’ rights generally from time to time in effect and subject to general equity principles, including, without limitation, concepts of materiality, reasonableness, good faith, fair dealing and the possible unavailability of specific performance, injunctive relief or other equitable remedies (regardless of whether enforceability is considered in a proceeding in equity or at law) and except further as enforcement may be limited by any governmental authority that limits, delays or prohibits the making of payments outside of the United States. As contemplated by the foregoing qualifications, in rendering the foregoing opinions, we are expressing no opinion as to Federal or state laws relating to fraudulent transfers. Without limiting any other qualifications set forth herein, the opinions expressed herein are subject to the effect of generally applicable laws that limit the waiver of rights under usury laws.

The foregoing opinions assume that (a) the Company will remain duly organized, validly existing and in good standing under the laws of the State of Delaware; (b) the consideration designated in the applicable Corporate Proceedings for any Securities shall be legally sufficient and shall have been received by the Company; (c) the Trustee has complied with all legal requirements pertaining to its status as such status relates to its rights to enforce the Senior Indenture against the Company and the Trustee has satisfied those legal requirements applicable to it to the extent necessary to make the Senior Indenture enforceable against it; (d) the Registration Statement shall have become effective under the Securities Act and will continue to be effective; (e) the Senior Indenture shall have been qualified under the Trust Indenture Act of 1939, as amended; (f) at the time of the authentication and delivery of any Securities, the Corporate Proceedings related thereto will not have been modified or rescinded, there will not have occurred any change in the law, in public policy or in the Certificate of Incorporation or Bylaws affecting the authorization, execution, delivery, validity or enforceability of the Senior Indenture, none of the particular terms of such Securities will violate any applicable law or the Certificate of Incorporation or Bylaws or be contrary to public policy, and the issuance and sale of such Securities will not violate any issuance limitation contained in the Corporate Proceedings related thereto; and (g) neither the execution and delivery by the Company of any Securities or the Senior Indenture, nor the compliance by the Company with the terms of such Securities or the Senior Indenture, resulted or will result (as the case may be) in a violation of any agreement or instrument then binding upon the Company or any order of any court or governmental body having jurisdiction over the Company.

We have also assumed (a) the accuracy and truthfulness of all public records of the Company and of all certifications, documents and other proceedings examined by us that have been produced by officials of the Company acting within the scope of their official capacities, without verifying the accuracy or truthfulness of such representations, (b) the genuineness of such signatures appearing upon such public records, certifications, documents and proceedings, and (c) that each document submitted to us for review is accurate and complete, each such

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March 18, 2015

document that is an original is authentic, each such document that is a copy conforms to an authentic original, and all signatures on each such document are genuine.

The opinions expressed herein are limited to the specific issues addressed and to documents and laws existing on the date hereof. By rendering our opinion, we do not undertake to advise you with respect to any other matter or of any change in such documents and laws or in the interpretation thereof which may occur after the date hereof.

Our opinions set forth herein are limited to the laws of the State of New York, the General Corporation Law of the State of Delaware and the federal laws of the United States of America, and we are expressing no opinion as to the effect of any other laws.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to being named in the Prospectus included therein under the caption “Legal Opinions.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

FAEGRE BAKER DANIELS LLP

By:	/s/ Dawn Holicky Pruitt
Dawn Holicky Pruitt